Exhibit 10.3

FORM OF ASSIGNMENT AND FIRST AMENDMENT TO LEASE AGREEMENT

(West Willows Technology Center — Building 1, Building 2 and Building 3)

THIS ASSIGNMENT AND FIRST AMENDMENT TO LEASE AGREEMENT (“Agreement”) is made and entered into as of the 2nd day of July, 2009 (“Effective Date”), by and among ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”), and NEW CINGULAR WIRELESS PCS, LLC, a Delaware limited liability company (“Tenant”), and AT&T SERVICES, INC., a Delaware corporation (“Assignee”).

RECITALS

A.(BUILDING 1) Reference is hereby made to that certain Single Occupancy Net Lease Agreement (“Lease”) dated as of June 30, 2005 by and between CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership (“Original Landlord”) and Tenant, whereby Original Landlord leased to Tenant and Tenant leased from Original Landlord that certain premises consisting of approximately sixty-thousand (60,000) rentable square feet located in that certain building (referred to herein as the “Premises” or “Building”) commonly known as Building 1, located and addressed at 14500 NE 87th Street, Redmond, Washington 98052. The Building is located in that certain multi-building office park (the “Development”) commonly known as West Willows Technology Center. Original Landlord’s Interest in the Lease was subsequently assigned to CarrAmerica Realty, L.P., a Delaware limited partnership (“CarrAmerica, LP.”) pursuant to that certain Assignment of Lease (Building 1) by and between Original Landlord and CarrAmerica, L.P. dated as of August 22, 2005. Landlord is the successor-in-interest in the Lease to CarrAmerica, L.P. The Lease is incorporated herein by this reference.

(BUILDING 2) Reference is hereby made to that certain Single Occupancy Net Lease Agreement (“Lease”) dated as of June 30, 2005 by and between CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership (“Original Landlord”) and Tenant, whereby Original Landlord leased to Tenant and Tenant leased from Original Landlord that certain premises consisting of approximately fifty-nine thousand eight hundred thirty (59,830) rentable square feet located in that certain building (referred to herein as the “Premises” or “Building”) commonly known as Building 2, located and addressed at 14520 NE 87th Street, Redmond, Washington 98052. The Building is located in that certain multi-building office park (the “Development”) commonly known as West Willows Technology Center. Original Landlord’s Interest in the Lease was subsequently assigned to CarrAmerica Realty, L.P., a Delaware limited partnership (“CarrAmerica, LP.”) pursuant to that certain Assignment of Lease (Building 2) by and between Original Landlord and CarrAmerica, L.P. dated as of August 22, 2005. Landlord is the successor-in-interest in the Lease to CarrAmerica, L.P. The Lease is incorporated herein by this reference.

(BUILDING 3) Reference is hereby made to that certain Single Occupancy Net Lease Agreement (“Lease”) dated as of June 30, 2005 by and between CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership (“Original Landlord”) and Tenant, whereby Original Landlord leased to Tenant and Tenant leased from Original Landlord that certain premises consisting of approximately thirty-six thousand (36,000) rentable square feet located in that certain building (referred to herein as the “Premises” or “Building”) commonly known as Building 3, located and addressed at 14560 NE 87th Street, Redmond, Washington 98052. The Building is located in that certain multi-building office park (the “Development” ) commonly known as West Willows Technology Center. Original Landlord’s Interest in the Lease was subsequently assigned to CarrAmerica Realty, L.P., a Delaware limited partnership (“CarrAmerica, LP.”) pursuant to that certain Assignment of Lease (Building 3) by and between Original Landlord and CarrAmerica, L.P. dated as of August 22, 2005. Landlord is the successor-in-interest in the Lease to CarrAmerica, L.P. The Lease is incorporated herein by this reference.

B. By this Agreement, Tenant desires to assign to Assignee, and Assignee desires to assume from Tenant, all of Tenant’s rights, title, interests and obligations as “Tenant” under the Lease. In addition, pursuant to the terms of Paragraph 15 of the Lease, Tenant has requested Landlord’s consent with respect to the assignment by Tenant of its rights, title and interest and obligations under the Lease to Assignee. Landlord is willing to consent to such assignment on the terms and conditions contained herein. Further, the parties hereto desire to amend and otherwise modify the Lease as further provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T

1. Assignment/Assumption. Effective as the Effective Date, Tenant hereby assigns and transfers to Assignee (the “Assignment”) all of Tenant’s (a) right, title and interest, claim and demand in the Lease including, but not limited to, all renewal rights thereunder, and (b) rights to all improvements, tenements, hereditaments, and appurtenances belonging or appertaining to the Premises. Assignee hereby accepts such Assignment, expressly assumes Tenant’s interest in the Lease and agrees to perform all the obligations imposed on the Tenant under the Lease (as amended by this Agreement) as a direct obligation to Landlord.

2. Landlord’s Consent. Landlord hereby consents to the Assignment described in Section 1 above; provided, however, such consent is granted by Landlord only upon the term and conditions set forth in this Agreement. Except as otherwise expressly set forth herein (including, without limitation, Section 3 below), this Agreement shall not be construed to modify, waive or amend any of the terms, covenants and conditions of the Lease or to waive any breach thereof or any of Landlord’s or Tenant’s rights or remedies thereunder or to enlarge or increase any obligations of Landlord or Tenant under the Lease. Neither the Assignment nor Landlord’s consent thereto shall release or discharge Tenant from any liability, whether past, present or future, under the Lease (as amended by this Agreement) or alter the primary liability of Tenant to pay the rent and perform and comply with all of the obligations of “Tenant” to be performed under the Lease (as amended by this Agreement). Neither the Assignment nor Landlord’s consent thereto shall be construed as a waiver of Landlord’s right to consent to any further subletting by Assignee or to any assignment by Assignee of its rights, title, interest and obligations under the Lease (as amended by this Agreement).

3. Amendment to Lease.

3.1 Extended Term and Extension Option. The Lease Expiration Date shall be automatically extended such that the Lease (as amended hereby) shall expire on August 31, 2019 (“New Expiration Date”). The period from September 1, 2016 through the New Expiration Date specified above, shall be referred to herein as the “Extended Term.” Notwithstanding anything to the contrary contained in the Lease, ‘Tenant shall have the right to extend the Lease, as amended by this Agreement, for the entire Premises, beyond the Extended Term for four (4) additional consecutive periods of five (5) years each only, pursuant to the terms and conditions set forth in Paragraph 36 of the Lease.

3.2 Fixed Rent. Notwithstanding anything to the contrary contained in the Lease, during the period commencing on September 1, 2016 and continuing thereafter until the expiration or earlier termination of the Extended Term, the Fixed Rent payable by Tenant for the Premises shall be as follows:

(Building 1)

Period	Annual Fixed Rent*	Monthly Fixed Rent*	Annual Fixed Rent Per Rentable Square Foot Within the Premises
9/1/2016 - 8/31/2017	$1,275,000.00	$106,250.00	$21.25
9/1/2017 - 8/31/2019	$1,335,000.00	$111,250.00	S22.25

(Building 2)

Period	Annual Fixed Rent*	Monthly Fixed Rent*	Annual Fixed Rent Per Rentable Square Foot Within the Premises
9/1/2016 - 8/31/2017	$1,271,387.50	$105,948.95	$21.25
9/1/2017 - 8/31/2019	$1,331,217.50	$110,934.79	$22.25

(Building 3)

Period	Annual Fixed Rent*	Monthly Fixed Rent*	Annual Fixed Rent Per Rentable Square Foot Within the Premises
9/1/2016 - 8/31/2017	$765,000.00	$63,750.00	$21.25
9/1/2017 - 8/31/2019	$801,000.00	$66,750.00	S22.25

*	For the period from the Effective Date through August 11, 2016, Tenant shall continue to pay Fixed Rent tor the Premises in accordance with the terms and conditions set forth in the Lease (without regard to this Section 3.2).

3.3 Alterations. Landlord waives the right to withhold consent in its discretion as provided in Paragraph 14(b) of the Lease for the work outlined in Exhibit “A” attached hereto, and Tenant may perform the work at Tenant’s sale cost and subject to all other terms and conditions of the Lease (including, without limitation, all terms and conditions of Paragraph 14(b) of the Lease, other than the first sentence of Paragraph 14(b) of the Lease).

3.4 Notices.

3.4.1 Notices to Landlord under the Lease (as amended hereby) shall be sent to Landlord at the management office for the Development, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attention: Legal Department.

3.4.2 Notices to Tenant under the Lease (as emended hereby) shall be sent to Tenant to the following addresses:

AT&T
Lease Administration
One AT&T Way, Room IB201
Bedminster, New Jersey 07921

with a copy to:

AT&T Services, Inc. Asset Manager
2600 San Ramon, Room E401
San Ramon, California 94583

with an additional copy to:

AT&T General Attorney-Corporate Real Estate
208 South Akard Street, Room 3137
Dallas, Texas 75202

3.5 Right of First Offer. The following is hereby added at the end of Paragraph 48(a) of the Lease:

“If Tenant does not accept the terms of the First Offer Notice within such ten (10) business day period, Landlord shall be entitled to sell the Project to any third party for a purchase price which is not materially more favorable to such third party than the purchase price proposed by Landlord to Tenant in the First Offer Notice. The purchase price shall be deemed to be “materially more favorable” to such third party if it is less than ninety-seven percent (97%) of the purchase price proposed by Landlord to Tenant in the First Offer Notice. Should Landlord propose to sell the Project to a third party at a purchase price materially more favorable to said party than the purchase price proposed by Landlord to Tenant in the First Offer Notice, Landlord shall first present such revised purchase price to Tenant in writing and Tenant shall have a period of ten (10) business days within which to notify Landlord in writing of Tenant’s acceptance or rejection of such revised purchase price. If Landlord delivers a First Offer Notice to Tenant and Tenant fails to exercise its rights to purchase the Project and Landlord sells the Project to a third party (subject to Tenant’s rights hereunder), thereupon Tenant’s right of first offer shall terminate.”

4. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Agreement, other than CB Richard Ellis, Inc. and AT&T Services, Inc. (representing Tenant) who shall be compensated by Landlord pursuant to a separate agreement. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Agreement.

5. No Further Verification. Except as set forth in this Agreement, all of the terms and provisions of the Lease shall continue to apply and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Agreement.

NO FURTHER TEXT ON THIS PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Landlord”	ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership

By: ARDEN REALTY, INC., a Maryland corporation Its: Sole General Partner

		By:	/s/ Joaquin deMonet
		Its:	President & CEO

“Tenant”	NEW CINGULAR WIRELESS PCS, LLC, a Delaware limited liability company

	By:	/s/ Francis C. Bishop
	Name:	Francis C. Bishop
	Title:	Director – Real Estate Transactions

“Assignee”	AT&T SERVICES, INC., a Delaware corporation

	By:	/s/ Francis C. Bishop
	Name:	Francis C. Bishop
	Title:	Director – Real Estate Transactions

EXHIBIT “A”

Campus work:

1.	Trenching of parking area for, and inclusive of, installation of a primary dedicated feeder for campus

2.	Relocation of any impacted sewer, water lines and/or fire hydrants as deemed necessary

3.	Revision of landscaping to accommodate above work and/or identified by building below

4.	Asphalt and striping repair where impacted by above work and/or identified by building below

5.	Design supports incremental adds of PDU’s, DC Power, or other M&E upgrades as necessary to any of the buildings listed below.

WTC 1 T1 work inclusive of:

1.	Additional Supplemental cooling in SW corner of WTC 1 & exterior

2.	Future additional supplemental cooling on west side of WTC1 & exterior and to the north of 1 above

3.	Revision to traffic flow around air handling unit(s) with associated landscape and/or asphalt repair & restriping as necessary for parking revisions

4.	Screening and sound attenuation per City codes and requirements.

5.	Room 1006 expansion and elimination of raised floor and possible movement/elimination of a couple of internal wails.

WTC 2 T1 work inclusive of:

1.	Roof & structural support with shafts through 2nd floor for and inclusive of roof top equipment and screenwalls that will be installed in 2 phases

2.	Electrical switchgear to support planned server loads

3.	First floor TI work in 2 phases to support lab expansion with up to 4 meg of load

4.	Second floor TI work to accommodate shafts and retain employee occupancy

5.	Additional Hitech generator (#3) would be added with phase 1 first floor T1 and future Hitech #4 with phase 2 first floor T1.

WTC 3 area work inclusive of:

1.	Generator pad for potentially five Hitech generators.

2.	Installation of Hitech generators #1 and #2 and electrical vault

3.	Asphalt repair and restriping as necessary for parking revisions

4.	Screening & sound attenuation per City code and requirements